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                                                                File No. 70-8779


                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549
                 ---------------------------------

                  POST-EFFECTIVE AMENDMENT NO. 10
                               TO
                             FORM U-1
                 ----------------------------------

                    APPLICATION OR DECLARATION

                            under the

             PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                                * * *

                AMERICAN ELECTRIC POWER COMPANY, INC.
               1 Riverside Plaza, Columbus, Ohio 43215

             AMERICAN ELECTRIC POWER SERVICE CORPORATION
               1 Riverside Plaza, Columbus, Ohio 43215

                      APPALACHIAN POWER COMPANY
              40 Franklin Road, Roanoke, Virginia 24022

                   COLUMBUS SOUTHERN POWER COMPANY
            215 North Front Street, Columbus, Ohio  43215

                   INDIANA MICHIGAN POWER COMPANY
            One Summit Square, Fort Wayne, Indiana  46801

                       KENTUCKY POWER COMPANY
            1701 Central Avenue, Ashland, Kentucky  41101

                      KINGSPORT POWER COMPANY
            422 Broad Street, Kingsport, Tennessee  37660

                       OHIO POWER COMPANY
           339 Cleveland Avenue, S.W., Canton, Ohio  44702

                      WHEELING POWER COMPANY
          51 - 16th Street,  Wheeling,  West Virginia  26003
       (Name of company or companies filing this statement and addresses of principal executive offices)

                                * * *

                AMERICAN ELECTRIC POWER COMPANY, INC.
               1 Riverside Plaza, Columbus, Ohio 43215
               (Name of top registered holding company
               parent of each applicant or declarant)

                                * * *

                    Susan Tomasky, General Counsel
               AMERICAN ELECTRIC POWER SERVICE CORPORATION
               1  Riverside  Plaza,  Columbus,  Ohio 43215
                 (Name and address of agent for service)



      American Electric Power Company, Inc. ("American"), a holding company registered under the Public Utility Holding Company Act of 1935 ("1935 Act"), and American Electric Power Service Corporation, Appalachian Power Company, Columbus Southern Power Company, Kentucky Power Company, Kingsport Power Company, Indiana Michigan Power Company, Ohio Power Company and Wheeling Power Company (sometimes collectively referred to herein as "Applicants") hereby amend their Application or Declaration on Form U-1 in File No. 70-8779 as follows:

      1. By adding the following paragraphs to the end of Item 1C:
           "By orders dated September 13, 1996 (HCAR No. 26572), September 27, 1996 (HCAR No. 26583), May 2, 1997 (HCAR No. 26713) and November 30, 1998
      (HCAR No. 26947), American was authorized to guarantee through December 31, 2002 up to $100 million of debt for all energy related company activities for its direct or indirect nonutility subsidiaries ('New
      Subsidiaries') to broker and market electric power, natural and manufactured gas, emission allowances, coal, oil, refined petroleum products and natural gas liquids ('Energy Commodities').
           By order dated May 2, 1997 (HCAR No. 26713), the Guarantee Authority was expanded so that American could guarantee the debt and other obligations of the New Subsidiaries for all Energy-Related Company activities and the debt and other obligations of any subsidiary acquired or established under Rule 58.
           American now requests authority to increase the guarantee authority up to $200 million of debt of the New Subsidiaries through December 31, 2002. All other terms, conditions and limitations contained in this File No. 70-8779 shall continue as currently in effect. This increase in authority is to support the increased brokering and marketing activities associated with the recent acquisition of certain gas trading assets as authorized in File No. 70-9353."
     2.   By amending and restating  Item 1D as follows:
          "Rule 54 provides that in determining whether to approve certain transactions other than those involving an exempt wholesale generator ('EWG') or a foreign utility company ('FUCO'), as defined in the 1935 Act, the Commission will not consider the effect of the capitalization or earnings of any subsidiary which is an EWG or FUCO if Rule 53(a), (b) and (c) are satisfied. As set forth below, all applicable conditions of Rule 53(a) are currently satisfied and none of the conditions set forth in Rule 53(b) exist or will exist as a result of the transactions proposed herein, thereby satisfying such provision and making Rule 53(c) inapplicable.
           Rule  53(a)(1).  As of  September  30,  1998,  American,  through its subsidiary, AEP Resources, Inc. had aggregate investment in FUCOs of $463,536,000. This investment represents approximately 28.0% of $1,654,505,000, the average of the consolidated retained earnings of American reported on Forms 10-Q and 10-K for the four consecutive quarters ended September 30, 1998.
           Rule 53(a)(2). Each FUCO in which American invests will maintain books and records and make available the books and records required by Rule 53(a)(2).
           Rule 53(a)(3). No more than 2% of the employees of the Operating Companies of American will, at any one time, directly or indirectly, render services to any FUCO.
           Rule 53(a)(4). American has submitted and will submit a copy of Item 9 and Exhibits G and H of American's Form U5S to each of the public service commissions having jurisdiction over the retail rates of American's Utility Subsidiaries.
           Rule 53(b). (i) Neither American nor any subsidiary of American is the subject of any pending bankruptcy or similar proceeding; (ii) American's average consolidated retained earnings for the four most recent quarterly periods ($1,654,585,000) represented an increase of approximately $63,768,000 (or 4%) in the average consolidated retained earnings from the previous four quarterly periods ($1,590,817,000); and
      (iii) for the fiscal year ended December 31, 1997, American did not report operating losses attributable to American's direct or indirect investments in EWGs and FUCOs.
           American was authorized to invest up to 100% of its consolidated retained earnings in EWGs and FUCOs (HCAR No. 26864, April 27, 1998) (the '100% Order') in File No. 70-9021. In connection with its consideration of American's application for the 100% Order, the Commission reviewed
      American's procedures for evaluating EWG or FUCO investments. Based on projected financial ratios and on procedures and conditions established to limit the risks to American involved with investments in EWGs and FUCOs, the Commission determined that permitting American to invest up to 100% of its consolidated retained earnings in EWGs and FUCOs would not have a substantial adverse impact upon the financial integrity of the AEP System, nor would it have an adverse impact on any of the Utility Subsidiaries or their customers, or on the ability of state commissions to protect the Utility Subsidiaries or their customers. Since similar considerations are involved hereunder with respect to Rule 54, Applicants should not be required to make subsequent Rule 54 filings once American's aggregate investment in EWGs and FUCOs exceeds 50% of its consolidated retained earnings."

      3.  By adding the following statement to the end of ITEM 2.

      FEES, COMMISSIONS AND EXPENSES:
      "No additional expenses are expected to be incurred in connection with this Post-Effective Amendment No. 10."

                                    SIGNATURE
      Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies have duly caused this statement to be signed on their behalf by the undersigned thereunto duly authorized.

                AMERICAN ELECTRIC POWER COMPANY, INC.
                AMERICAN ELECTRIC POWER SERVICE CORPORATION
                APPALACHIAN POWER COMPANY
                COLUMBUS SOUTHERN POWER COMPANY
                INDIANA MICHIGAN POWER COMPANY
                KENTUCKY POWER COMPANY
                KINGSPORT POWER COMPANY
                OHIO POWER COMPANY
                WHEELING POWER COMPANY

                By      /s/ A. A. Pena
                          Treasurer

Dated:  January 25, 1999